UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2011

PERRY ELLIS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Florida	0-21764	59-1162998
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3000 N.W. 107th Avenue Miami, Florida		33172
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (305) 592-2830

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 2, 2011, Perry Ellis International, Inc. (the “Company”) and certain of its subsidiaries entered into an Amended and Restated Loan and Security Agreement dated as of December 2, 2011 (the “Credit Facility”), among the Company, the subsidiaries named as borrowers or guarantors therein, the lenders named therein (the “Lenders”), Wells Fargo Bank, National Association, as agent for the Lenders (the “Agent”), and Bank of America, N.A., as syndication agent. The Credit Facility amends and restates the Company’s existing senior credit facility with the Agent and its predecessors.

Pursuant to the Credit Facility, the Company may, subject to borrowing base availability as described below, borrow on a revolving basis up to $125 million, subject to increases from time to time in increments of $25 million to a maximum of $200 million. The Credit Facility provides for a sublimit for letters of credit of $50 million and has a five-year term.

Interest. Interest on the outstanding principal balance drawn under the Credit Facility accrues, at the Company’s option, at either (a) the greater of the Agent’s prime lending rate plus a margin of 1.25% per year through March 31, 2012, provided such margin shall be adjusted quarterly thereafter, or the Federal Funds rate in effect on such day plus one half of one percent (.50%); or (b) the rate quoted by the Agent as the Eurodollar Rate for one-, two- or three-month Eurodollar deposits, as selected by the Company, plus a margin of 2.25% per year through March 31, 2012. Thereafter, the margin adjusts quarterly, in a range of 1.75% to 2.50%, based on the Company’s quarterly average of excess availability and cash.

Security. As security for the indebtedness under the Credit Facility, the Company and the subsidiaries that are borrowers or guarantors have granted to the Lenders a first priority security interest (subject to liens permitted under the Credit Facility to be senior thereto) in substantially all of their respective existing and future assets, including, without limitation, accounts receivable, inventory, deposit accounts, general intangibles, equipment and capital stock or membership interests, as the case may be, of certain subsidiaries, and real estate but excluding the Company’s non-U.S. subsidiaries and all of the Company’s trademark portfolio.

Borrowing Base. Borrowings under the Credit Facility are limited to a borrowing base calculation, which generally restricts the outstanding balance to the sum of (a) 87.5% of eligible receivables plus (b) 85.0% of eligible factored receivables up to $1.0 million plus (c) the lesser of (i) the inventory loan limit, which equals 80% of the maximum credit under the Credit Facility at the time, (ii) 70.0% of eligible finished goods inventory, or (iii) 90.0% of the net recovery percentage (as defined in the Credit Facility) of eligible inventory.

Certain Covenants. The Credit Facility contains certain financial and other covenants, which, among other things, require the Company to maintain a minimum fixed charge coverage ratio if availability falls below certain thresholds. These covenants may restrict the Company’s ability and the ability of its subsidiaries to, among other things, incur additional indebtedness and liens in certain circumstances, redeem or repurchase capital stock, make certain investments or sell assets. The Company may pay cash dividends subject to certain restrictions set forth in the covenants, including, but not limited to, meeting a minimum excess availability threshold and no occurrence of default. The Company could be materially harmed if it violates any covenants, as the Lenders under the Credit Facility could declare all amounts outstanding, together with accrued interest, to be immediately due and payable. If the Company is unable to repay those amounts, the Lenders could proceed against the assets of the Company and its subsidiaries that are borrowers or guarantors. In addition, a covenant violation that is not cured or waived by the Lenders could also constitute a cross-default under certain of the Company’s other outstanding indebtedness, such as the indenture relating to the Company’s 7 7/8% senior subordinated notes due April 1, 2019, the Company’s letter of credit facilities, or the Company’s real estate mortgage loans. Such a cross-default could result in all of the Company’s debt obligations becoming immediately due and payable, which the Company may not be able to satisfy.

The foregoing description is a summary of the material terms of the Credit Facility and is subject to the complete terms of the Credit Facility, which is filed as Exhibit 10.60 to this Form 8-K.

A copy of the press release announcing the entering into of the Credit Facility is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.60	Amended and Restated Loan and Security Agreement dated as of December 2, 2011 among Perry Ellis International, Inc., the subsidiaries named as Borrowers or Guarantors therein, the Lenders named therein, Wells Fargo Bank, National Association, as agent for the Lenders, and Bank of America, N.A., as syndication agent.

99.1	Perry Ellis International, Inc. Press Release dated December 5, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERRY ELLIS INTERNATIONAL, INC.

Date: December 5, 2011	By:	/s/ Cory Shade
Cory Shade, SVP and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.60	Amended and Restated Loan and Security Agreement dated as of December 2, 2011 among Perry Ellis International, Inc., the subsidiaries named as Borrowers or Guarantors therein, the Lenders named therein, Wells Fargo Bank, National Association, as agent for the Lenders, and Bank of America, N.A., as syndication agent.

99.1	Perry Ellis International, Inc. Press Release dated December 5, 2011.